Exhibit 10.20

                                     January 2010

Ofer Zadikario

Ra’anana

Dear Ofer:

I am pleased to confirm the compensation approved for you by the Compensation Committee of the Board. It is effective January 1, 2010

	2010	2009
Monthly Salary	60,000	55,000
Quarterly Bonus	$6,000	$5,000
Commission OTE	$28,060	$24,400

Total 2010 Compensation	914,254	825,672

Your Commission is based on the Global Revenue target for 2010 of $80,000,000. Your commission rate is 0.035%. Should Eyeblaster exceed the revenue target your commission rate on the amount that exceeds will be 0.053%

All the best,

/s/ Gal Trifon
Gal Trifon
CEO

cc:	Maureen McGovern